Exhibit 99.1

[Seal]

Debra M. Patalkis(Lead Counsel)

Lawrence A.West

Daniel H. Rubenstein

Neil J. Welch, Jr.

Nancy E. McGinley

Cory C. Kirchert

John J. Field III

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549-0911

Nicolas Morgan (Local Counsel)

CA Bar No. 166441

Securities and Exchange Commission

5670 Wilshire Blvd., 11th Floor

Los Angeles, CA 90036-3648

Attorneys for Plaintiff

Securities and Exchange Commission

UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF CALIFORNIA

SECURITIES AND EXCHANGE	)	Case No.: 03cv1276
COMMISSION,	)
	)	FINAL JUDGMENT AGAINST
	)	DEFENDANT PEREGRINE SYSTEMS,
Plaintiff,	)	INC.
v.	)
)
)
PEREGRINE SYSTEMS, INC.,	)
)
Defendant.	)
)

Plaintiff Securities and Exchange Commission (Commission), having filed its Complaint in this matter, and defendant Peregrine Systems, Inc. (Peregrine), in the Supplemental Consent and Undertaking of Defendant Peregrine Systems, Inc. (Supplemental Consent and Undertaking), having admitted service of the Complaint and given its written consent to the filing thereof; having admitted the jurisdiction of this Court over it and over the subject matter of this action; having waived the entry of findings of fact and conclusions of law pursuant to Rule

52 of the Federal Rules of Civil Procedure, and, without admitting or denying the allegations of the Complaint, except as to jurisdiction, which it admits, having consented to entry of this Final Judgment Against Peregrine Systems, Inc. (Final Judgment), and it appearing that this Court has jurisdiction over Peregrine and the subject matter hereof, and this Court being fully advised in the premises:

I.

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that Peregrine, its agents, accountants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of the Final Judgment by personal service or otherwise, and each of them, be and are hereby permanently restrained and enjoined, in connection with the purchase or sale of any security, from violating Section 10(b) of the Securities Exchange Act of 1934 (Exchange Act) [15 U.S.C. § 78j(b)] and Exchange Act Rule 10b-5 [17 C.F.R. § 240.10b-5], directly or indirectly, by the use of any means or instrumentality of interstate commerce, or of the mails, or of any facility of any national securities exchange, by:

(a)  employing any device, scheme, or artifice to defraud,

(b)  making any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, or

(c)  engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.

II.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Peregrine, its agents, accountants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of the Final Judgment by personal service or otherwise, and each of them, be and are hereby permanently restrained and enjoined, in the offer or sale of securities, from violating Section 17(a) of the Securities Act of 1933 (Securities Act) [15 U.S.C. § 77q(a)], by making use of any means or instruments of transportation or communication in interstate commerce, or of the mails, directly or indirectly:

(a)  to employ any device, scheme or artifice to defraud;

(b)  to engage in any transactions, practices or courses of business which operate or would operate as a fraud or deceit; or

(c)  to obtain money or property by means of any untrue statement of material fact or any omission to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

III.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Peregrine, its agents, accountants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of the Final Judgment by personal service or otherwise, and each of them, be and are hereby permanently restrained and enjoined from violating Section 13(a) of the Exchange Act [15 U.S.C. § 78m(a)] and Exchange Act Rules 13a-1, 13a-13, and 12b-20[17 C.F.R. §§ 240.13a-1, 240.13a-13, and 240.12b-20], by:

(a)  failing to file with the Commission factually accurate and complete annual and quarterly reports as required pursuant to Section 13(a) of the Exchange Act, and Exchange Act Rules 13a-1 and 13a-13; or by

(b)  omitting to state, or causing another person to omit to state, in addition to the information expressly required to be included in such annual and quarterly reports, any such further material information as may necessary to make the required statements, in light of the circumstances under which such statements were made, not misleading.

IV.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Peregrine, its agents, accountants, employees, attorneys, and all other persons in active concert or participation with them who receive actual notice of the Final Judgment by personal service or otherwise, and each of them, be and are hereby permanently restrained and enjoined from violating Section 13(b)(2)(A) of the Exchange Act [15 U.S.C. § 78m(b)(2)(A)] by failing to make or keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Peregrine.

V.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Peregrine, its agents, accountants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of the Final Judgment by personal service or otherwise, and each of them, be and are hereby permanently restrained and enjoined from violating Section 13(b)(2)(B) of the Exchange Act [15 U.S.C. § 78m(b)(2)(B)] by failing to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(a)  transactions are executed in accordance with management’s general or specific authorization;

(b)  transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (2) to maintain accountability for assets;

(c)  access to assets is permitted only in accordance with management’s general or specific authorization; and

(d)  the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

VI.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that upon the effective date of a plan of reorganization under Chapter 11 of Title 11 of the United States Code, Peregrine shall make a public statement that fully and accurately discloses the current condition of its internal control structure and its procedures for financial reporting. This public statement shall also disclose any current deficiencies in Peregrine’s internal control structure and/or procedures for financial reporting, including but not limited to deficiencies that are alleged in the Commission’s Complaint.

VII.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Peregrine shall comply with the rules regarding management’s report on internal controls, implementing Section 404 of the Sarbanes-Oxley Act of 2002, as if those rules applied to Peregrine’s financial reporting for the fiscal year ending March 31, 2004. If the applicable rules and standards for Peregrine’s compliance with Section 404 have not been promulgated by February 28, 2004, Peregrine may apply to the Chief Accountant of the Division of Enforcement to extend the time for compliance with this section until 120 days after the applicable rules and standards are promulgated, and the approval of the Chief Accountant of the Division of Enforcement shall not be unreasonably withheld. In the event of such an extension. Peregrine may file management’s report on Form 8-K.

VIII.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Peregrine shall retain an Internal Auditor acceptable to the Commission staff within 90 days of entry of the Final Judgment. The Internal Auditor shall report directly to the Audit Committee of Peregrine’s Board of Directors, and shall assess and enforce Peregrine’s internal accounting control structure and policies to ensure that Peregrine’s financial condition and results are accurately reported in Peregrine’s public financial statements. For two years following entry of the Final Judgment, the Internal Auditor shall issue a report to the Audit Committee on a quarterly basis. This quarterly report shall fairly and accurately disclose the results of the Internal Auditor’s review of Peregrine’s internal accounting control structure and policies (including, but not limited to, those related to revenue recognition, receivables financing, and write-offs). The Internal Auditor’s quarterly report shall also assess, and disclose its assessment of, the effectiveness and propriety of Peregrine’s processes, practices and policies for ensuring that Peregrine’s financial condition and results are accurately reported in Peregrine’s public financial statements. During the two-year period following entry of the Final Judgment, any new Internal Auditor retained by Peregrine must be acceptable to the Commission staff.

IX.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Peregrine shall establish a Corporate Compliance Program, and appoint a Corporate Compliance Officer acceptable to the Commission staff to administer the Corporate Compliance Program, within 90 days of entry of the Final Judgment. The Corporate Compliance Officer shall report directly to the Corporate Governance Committee of Peregrine’s Board of Directors, and shall perform an ongoing review of the adequacy and effectiveness of Peregrine’s corporate governance systems, policies, plans, and practices. The Corporate Compliance Officer shall, at a minimum, assess and report on (A) Peregrine’s compliance with recognized standards of “best practices” with respect to corporate governance; (B) the adequacy of Peregrine’s corporate governance policies and safeguards (1) to ensure that Peregrine’s Board of Directors (and its committees) have appropriate powers, structure, composition and resources, and (2) to prevent self-dealing by management; (C) the adequacy of Peregrine’s code of ethics and business conduct, and related compliance mechanisms; and (D) the adequacy of Peregrine’s safeguards to prevent violations of the federal securities laws. For two years following entry of the Final Judgment, Peregrine’s Corporate Compliance Officer shall issue a quarterly report to the Corporate Governance Committee. This report shall fully and accurately disclose the results of the Corporate Compliance Officer’s review of the Corporate Compliance Program (including, but not limited to, the Corporate Compliance Officer’s observations and conclusions about the adequacy and effectiveness of Peregrine’s corporate governance systems, policies, plans, and practices). The Corporate Compliance Officer’s report shall also disclose any corporate compliance issues or developments that have arisen since the previous quarterly report, and how Peregrine addressed these corporate compliance issues or developments. During the two-year period following entry of the Final Judgment, any new Corporate Compliance Officer retained by Peregrine must be acceptable to the Commission staff.

X.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED THAT Peregrine shall, within 60 days of entry of the Final Judgment, commence a training and education program for its officers and employees, to prevent violations of the federal securities laws. The training and education program shall be mandatory for Peregrine officers and employees involved in corporate level accounting and financial reporting, and for all senior operational officers. The training and education shall include, at a minimum, the following subjects: (A) the obligations imposed by the federal securities laws; (B) software revenue recognition rules; (C) proper internal accounting controls and procedures; (D) how to recognize indications of non-GAAP accounting practices or fraud most relevant to Peregrine’s business endeavors; and (E) the obligations incumbent upon, and the responses expected of, Peregrine’s officers and employees upon learning of illegal or potentially illegal acts concerning the company’s accounting and financial reporting.

XI.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Peregrine shall not be required to pay a civil money penalty or disgorgement, in this civil enforcement action, for the conduct alleged in the Commission’s Complaint.

XII.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that the Supplemental Consent and Undertaking filed herein be, and the same hereby is, incorporated in the Final Judgment by reference with the same force and effect as if fully set forth herein and that Peregrine, its agents, accountants, employees, attorneys and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise, and each of them, shall comply in all respects with the terms of the Supplemental Consent and Undertaking.

XIII.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that this Court shall retain jurisdiction of this action for all purposes, including, without limitation, the implementation and enforcement of the terms of the Final Judgment and all other Orders and Decrees that may be entered herein.

XIV.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that there being no just reason for delay, the Clerk of the Court is ordered to enter the Final Judgment.

JEFFREY T. MILLER
United States District Judge

Dated:	San Diego, California
7/22, 2003